Exhibit 99.1

Media Contacts: James Hart Affinion Group (203) 956-8746 jhart@affinion.com

AFFINION ANNOUNCES LEADERSHIP CHANGE

Former Affinion Executive Gregory Miller to Return as Chief Financial Officer

STAMFORD, CT, December 19th – Affinion Group, Inc. (“Affinion” or the “Company”), the global leader in enabling companies to connect and engage with their customers, thereby creating rewarding relationships and enhancing brand loyalty, announced today that Mark Gibbens, the Company’s Chief Financial Officer, is leaving Affinion before the end of the year and that Gregory Miller, currently Senior Vice President Financial Planning and Divisional Operations at the Madison Square Garden Company, will rejoin Affinion as its Executive Vice President and CFO effective January 20th. Mr. Miller has more than 11 years of previous experience with the Company, most recently as the Chief Financial Officer for Affinion North America.

Upon the successful conclusion of the Company’s recent debt offering, Mr. Gibbens determined this would be an appropriate time for him to pursue opportunities outside of Affinion that would fully leverage his experiences in strategy, investing, the capital markets and financing.

“We are extremely grateful to Mark for the contributions he made, which included supporting our strategic initiatives and resolving the near-term needs of our capital structure, as the recent closing of our debt exchange provides us with substantial flexibility in managing, diversifying and investing in our business over the next few years,” said Todd H. Siegel, Affinion’s Chief Executive Officer. “At the same time, we couldn’t be more pleased to welcome Greg back to Affinion at this particular time, as his proven ability in guiding the development of new initiatives and his extensive familiarity with our businesses allows him to hit the ground running at full speed.”

Mr. Miller joined Affinion in 1999 and through 2011 he participated in increasing levels of responsibilities across a wide spectrum of financial functions, including accounting, reporting, capital planning and related financing activities, mergers and acquisitions, sales decision support and financial planning and analysis. During his time with Affinion, Mr. Miller directly supported each of the Company’s North American lines of business, including Loyalty, Insurance and Package and Membership, and collaborated extensively with the International team in the development of company-wide consolidated forecasts and financial models.

“Affinion has grown significantly since I originally joined, but what is particularly exciting to me are the opportunities ahead of us in the upcoming months and years,” said Miller. “I’m looking forward to reuniting with my colleagues as we work together to build an even stronger, more diversified and more global business.”

In 2011, Mr. Miller left Affinion to join the Madison Square Garden Company, where he was responsible for the financial planning and forecasting of a $1.3 billion sports, media and entertainment business.

Prior to joining Affinion, Mr. Miller worked as a staff accountant at Coopers & Lybrand and had financial reporting and/or analytical roles with the Coca-Cola Bottling Company of New York as well as Citizens Communications.

About Affinion Group

As a global leader with 40 years of experience, Affinion Group enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,740 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Stamford, Conn., the Company has approximately 4,300 employees and has marketing capabilities in 19 countries globally. Affinion holds the prestigious ISO 27001 certification for the highest information security practices, is PCI compliant and Cybertrust certified. For more information, visit www.affinion.com.